Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Environment

     Our net loss was $773 million for the year ended December 31, 2003, the third consecutive year we recorded a substantial net loss. During the six months ended June 30, 2004, our financial condition continued to deteriorate due, in part, to near historically high fuel prices and declining domestic passenger mile yields. During this six-month period, we recorded an unaudited net loss of $2.3 billion. These financial results reflect the unprecedented challenges confronting us and other airlines. Since the terrorist attacks on September 11, 2001, the airline industry has experienced a severely depressed revenue environment and significant cost pressures. These factors have resulted in industry-wide liquidity issues, including the restructuring of certain hub and spoke airlines due to bankruptcy or near bankruptcy.

     The continuing impact of the September 11, 2001 terrorist attacks and other events have resulted in fundamental, and what we believe will be long-term, changes in the airline industry. The revenue environment continues to be severely impacted by the following factors:

•	a sharp decline in high yield business travel;

•	the continuing growth of low-cost carriers with which we compete in most of our domestic markets;

•	industry capacity exceeding demand, which has resulted in significant fare discounting to stimulate demand; and

•	increased price sensitivity by our customers, reflecting in part the availability of airline fare information on the Internet.

     Our revenues have also been negatively affected by a passenger security fee, imposed by the U.S. government after September 11, 2001, which airlines are required to collect from customers and remit to the government. Due to the depressed revenue environment, we have not been able to increase our fares to pass these fees on to our customers. Although suspended for tickets sold between June 1, 2003 and September 30, 2003, the passenger security fee was re-imposed on October 1, 2003.

     Due to the changes that have occurred in the airline industry, we must significantly reduce our costs in order to be competitive in the current environment and over the long-term. Our cost structure is materially higher than that of the low-cost airlines with which we compete. Moreover, as mentioned above, other hub-and-spoke airlines, such as American Airlines, United Airlines and US Airways, have significantly reduced their costs through bankruptcy or the threat of bankruptcy. Our unit costs have gone from being among the lowest of the hub-and-spoke airlines to among the highest for 2003, a result which places us at a serious competitive disadvantage.

     Revenues. Our operating revenues were $14.1 billion in 2003, which was 2% higher than our operating revenues in 2002 and 1% higher than our operating revenues in 2001. Our operating revenue performance in 2003 reflects the depressed revenue environment discussed above. During 2003, our and other airlines’ revenues were also negatively impacted by the military action in Iraq.

     International traffic, particularly in our Atlantic region, experienced the greatest impact related to the situation in Iraq, declining 12% for 2003 as compared to the prior year. Year-over-year increases in our military charter revenues in 2003 partially offset the negative effect of these events.

     In April 2003, we implemented a 12% reduction in mainline capacity due to the military action in Iraq. Because there has been some improvement in passenger demand since the end of major military combat in Iraq in May 2003, we have now restored most of this capacity.

     Costs. Our cost pressures for 2003 compared to 2002 included increases in pension, aircraft fuel and interest expense. Pension and related expense increased approximately $290 million, primarily due to declining interest rates, a decrease in the fair value of our pension plan assets and scheduled pilot salary increases under the pilots’ collective bargaining agreement. Aircraft fuel expense rose $255 million, mainly due to the rise in fuel prices to historically high levels in the period leading up to the military action in Iraq and again during the December 2003 quarter. Our interest expense increased $86 million, largely due to higher levels of debt outstanding based on our substantial increase in borrowings as discussed below.

     We expect these cost pressures to continue during 2004. We estimate that the total annual increase for 2004 compared to 2003 related to aircraft fuel, pension and related, and interest expense will be approximately $680 million, $130 million and $75 million, respectively. Our estimated increase in aircraft fuel expense assumes an average fuel price per gallon in 2004 of approximately $1.03, a 22% increase over 2003, on our projected aircraft fuel consumption of approximately 2.5 billion gallons.

     Initiatives. We have implemented a profit improvement initiative program aimed at lowering our costs and increasing our revenues to compete in the current business environment and over the long-term. While we believe we have made progress under this program, we must continue to reduce our costs to compete in the existing business environment.

     Our pilot cost structure is significantly higher than that of our competitors and must be reduced in order for us to compete effectively with both hub-and-spoke airlines and low-cost carriers. On July 30, 2004, we presented a proposal to the Air Line Pilots Association, International (ALPA), the union representing our pilots, to reduce our pilot costs by approximately $1 billion annually through a combination of changes in wages, pension and other benefits and work rules. We believe that this approximately $1 billion in annual pilot cost savings, in addition to significant cost reductions from other stakeholder groups, is essential for us to compete successfully. We cannot predict the outcome of our discussions with ALPA.

     At the end of 2003, we began a reassessment of our operating and business strategy in order to assess our competitive effectiveness, determine the best use of our available resources and identify strategic initiatives that we might pursue to improve our performance. In September 2004, we announced the following key elements of our plan which are intended to improve the customer traveling experience and to achieve significant cost savings:

•	Updating and upgrading customer products and services, including cabins and online functionality, and maintaining two-class service in mainline operations;

•	Redesigning Atlanta’s hub operation to add more flights for greater customer choice and reliability while simultaneously reducing congestion;

•	Dehubbing Delta’s Dallas/Ft. Worth operation and re-deploying those assets to grow hub operations in Atlanta, Cincinnati and Salt Lake City;

•	Adding 31 new nonstop flights to 19 additional destinations from key focus cities;

•	Growing Song, initially by 12 aircraft;

•	Reducing fleet complexity by retiring at least four fleet types in four years and increasing overall fleet utilization and efficiency;

•	Eliminating 6,000-7,000 jobs over the next 18 months, lowering management overhead costs by 15 percent, and reducing pay and benefits; and

•	Creating an Employee Reward Program to include equity, profit sharing and performance-based incentive payouts.

     In connection with the above plan, we anticipate that we will record charges, possibly including asset impairments, one-time termination and other benefit costs, contract termination costs, and other associated charges, the amount and timing of which cannot be estimated at this time.

     Pilot Early Retirements. During certain recent months, our pilots have taken early retirement at greater than historical levels. If early retirements by pilots occur at greater than historical levels in the future, this could, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors, disrupt our operations, negatively impact our revenues and increase our pension funding obligations. We are discussing with ALPA potential solutions to this problem, but we cannot predict the outcome of these discussions.

     Liquidity. Due to the depressed revenue environment and significant cost pressures, we borrowed $2.2 billion of debt in 2003. The net proceeds of these transactions were primarily used to finance aircraft, repay certain debt obligations and increase our liquidity. All of these borrowings were secured by aircraft or other assets, except for our issuance of $350 million principal amount of 8.00% Convertible Senior Notes. In 2002 and 2001, we borrowed $2.6 billion and $2.3 billion, respectively, of debt, all of which was secured by aircraft.

     At December 31, 2003 and June 30, 2004, we had cash and cash equivalents totaling $2.7 billion and $2.0 billion, respectively. We do not have any undrawn lines of credit. However, we have available to us long-term secured financing commitments that we may use only to finance a substantial portion of regional jet aircraft delivered to us through 2004 (“RJ Commitments”). Most of our owned aircraft are encumbered and those that are not are less attractive to lenders because they are not eligible for mortgage financing under Section 1110 of the U.S. Bankruptcy Code, are older aircraft types and/or are aircraft types which are no longer manufactured. Substantially all of our spare mainline aircraft engines, and a substantial portion of our mainline aircraft spare parts, are also encumbered.

     Our unencumbered assets are limited, our credit ratings have been substantially lowered and our cost structure is materially higher than that of our competitors. Except for our existing commitments to finance our purchase of regional jet aircraft, we have no available lines of credit. We believe that, unless we achieve significant reductions in our cost structure, we will be unable to access the capital markets for new borrowings on acceptable terms. Continued losses of the magnitude we recorded in 2003 and the six months ended June 30, 2004 are unsustainable, and we have significant obligations due in 2005 and thereafter, including significant debt maturities, operating lease payments, purchase obligations and required pension funding. We are intensively engaged in an effort to obtain cost reductions from our key stakeholders, such as lenders, lessors, vendors and employees, and to implement new strategic business initiatives in order to effect a successful out-of-court restructuring, but there can be no assurance this effort will succeed. If we cannot reach agreement with ALPA about how to resolve our pilot retirement issue before the end of September 2004 or if we do not make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and access the capital markets on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the U.S. Bankruptcy Code.

     These matters raise substantial doubt about our ability to continue on a going concern basis. Our Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the accompanying Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

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